                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                             BRUNSWICK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[BRUNSWICK CORPORATION LOGO]

                                                                  March 26, 2002

Dear Brunswick Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Brunswick Shareholders to be held on Wednesday, May 1, 2002, at 3:00 p.m. CDT at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois. Brunswick's offices are northwest of Chicago, Illinois, on Route 60, one-half mile east of I-294/94 (the Tri-State Tollway).

     The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

     It is important that your shares be represented at the meeting. Please submit your vote according to the instructions on the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may revoke it at any time prior to the meeting and may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you will NOT be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the broker, bank or other nominee.

     Shares held in Brunswick's Employee Stock Ownership Plan (BESOP), Retirement Savings Plan (BRSP) or Rewards Plan MAY NOT be voted in person at the meeting.

     Finally, please note that you have several voting options. In addition to returning the enclosed proxy card, you may also vote either by telephone or via the Internet at www.proxyvote.com. Please refer to the enclosed proxy card for further instructions concerning these voting alternatives.

     Thank you for your continued support of Brunswick. I look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ G. W. BUCKLEY
                                          GEORGE W. BUCKLEY
                                          Chairman

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 1, 2002, at 3:00 p.m. CDT for the following purposes:

          (1) To elect five (5) directors;

          (2) To ratify the appointment of Ernst & Young LLP as independent auditors; and

          (3) To consider such other business as may properly come before the meeting.

     Brunswick shareholders of record at the close of business on March 4, 2002, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By order of the Board of Directors,

                                          /s/ MARSCHALL I. SMITH
                                          MARSCHALL I. SMITH
                                          Secretary
Lake Forest, Illinois
March 26, 2002

                          [BRUNSWICK CORPORATION LOGO]

                                PROXY STATEMENT

     The Board of Directors of Brunswick Corporation ("Brunswick" or the "Company") is soliciting proxies from Brunswick's shareholders for the annual meeting to be held at the Company's corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 1, 2002, at 3:00 p.m. CDT. This proxy statement is first being mailed to shareholders on or about March 26, 2002.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, shareholders will act upon matters described in the notice of meeting contained in this proxy statement, including the election of directors and the ratification of the Board's recommendation regarding the Company's independent auditors. In addition, members of management will report on the Company's 2001 performance and respond to questions raised by Brunswick shareholders.

WHO IS ENTITLED TO VOTE?

     Only holders of the 88,966,349 shares of Brunswick Common Stock outstanding as of the close of business on March 4, 2002 (the "Record Date") will be entitled to vote at the meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock he or she holds.

WHO CAN ATTEND THE MEETING?

     All shareholders of record as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the meeting.

WHAT CONSTITUTES A QUORUM?

     A majority of the 88,966,349 shares of Brunswick Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the annual meeting. Shares represented by proxy cards either marked "ABSTAIN" or returned without voting instructions are counted as present for purposes of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker nonvotes"), those shares will be counted as present for quorum purposes. Broker nonvotes will not be counted as votes for or against any proposal.

HOW DO I VOTE?

     Shareholders of record can vote in person, by mail or telephone or on the Internet at www.proxyvote.com. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on April 30, 2002. Your shares will be voted as you indicate. You may specify whether your shares will be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of the Company's independent auditors.

     If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

     Any proxy given by a shareholder who is also a participant in either the Brunswick Dividend Reinvestment Plan or the Brunswick Employee Stock Investment Plan will also govern the voting of all shares held for that shareholder's account under those plans, unless contrary instructions are received.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by: (i) voting in person by ballot at the meeting, (ii) returning a later-dated proxy card, (iii) entering a new vote by telephone or on the Internet, or (iv) delivering written notice of revocation to the Company's Secretary.

HOW DO I VOTE MY SHARES IN BRUNSWICK EMPLOYEE STOCK PLANS?

     If you are a participant in the Brunswick Employee Stock Ownership Plan, Retirement Savings Plan or Rewards Plan, you will not be able to vote the shares that you hold in those plans at the annual meeting. Instead, you are entitled to instruct the respective plan trustee how to cast the votes related to your plan shares. Participants in any plan may give instructions to the respective plan trustee by mail or telephone, or on the Internet. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. To vote by telephone or on the Internet, please follow the instructions on the enclosed proxy card. The Company's tabulator, Automatic Data Processing, must receive your vote by 5:00 p.m. EDT on Friday, April 26, 2002. The appropriate trustee will vote your shares as you indicate. The trustee will vote allocated shares (except for shares acquired with tax credit contributions) for which proxies are not received and unallocated shares in the same proportion as it votes allocated shares for which it receives instructions.

WHO WILL COUNT THE VOTES?

     The Company's tabulator, Automatic Data Processing, will count the votes. Members of the Company's Shareholder Services department will act as inspectors of election.

HOW WILL MY SHARES BE VOTED IF I SIGN, DATE AND RETURN MY PROXY CARD BUT DO NOT GIVE VOTING INSTRUCTIONS?

     If you sign, date and return your proxy card, your shares will be voted as you direct. If you do not indicate how you want your shares voted, your proxy will be voted for the election of the five director nominees and for the ratification of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The Board recommends a vote for the election of the five director nominees and for the ratification of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER TO BE VOTED ON?

     Election of Directors: Directors shall be elected by a plurality of the votes cast at the annual meeting on the election of directors. Abstentions or broker nonvotes will not affect the outcome. In the event any one or more of the five director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the person or persons that the Board of Directors designates as alternates.

     Ratification of Independent Auditors: The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the ratification of the Company's independent auditors will be required for approval. Abstentions are the same as a vote against ratification. Broker nonvotes will have no effect on the vote.

WILL MY VOTE BE KEPT CONFIDENTIAL?

     Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company's tabulator and Inspectors of Election, who are required to acknowledge their obligation to keep your votes confidential.

WHO PAYS TO PREPARE, MAIL AND SOLICIT THE PROXIES?

     The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies, for which they are reimbursed upon request. In addition to solicitation by mail, telephone, facsimile, telegraph, internet or personal contact by its officers and employees, the Company has retained the services of Georgeson Shareholder Communications Inc. to solicit proxies for a fee of $9,900 plus expenses.

WHAT IF OTHER MATTERS COME UP DURING THE MEETING?

     If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice that may be considered at the meeting.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Brunswick's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. The Board is currently comprised of 13 directors. Five directors are to be elected at the meeting. The Board of Directors has nominated Dorrit J. Bern, Peter Harf, Jay W. Lorsch, Bettye Martin Musham and Ralph C. Stayer for election as directors to serve for terms expiring at the 2005 annual meeting or until their respective successors shall have been elected and qualified. Ms. Bern, Mr. Harf, Mr. Lorsch and Ms. Martin Musham have served as directors since 2000, 1996, 1983 and 1993, respectively. Mr. Stayer has not previously served on the Board, and his election will increase the number of directors to 14, the maximum permitted under Brunswick's By-laws.

     One vacancy on the Board of Directors was filled during 2001-2002 in accordance with Brunswick's Restated Certificate of Incorporation, which provides that a majority of the incumbent directors may elect a director to fill vacancies on the Board. Graham H. Phillips was elected to the Board by the incumbent directors in February 2002 and will serve for a term expiring at the 2004 annual meeting.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy card (including electronic or telephonic voting), for the election of the nominees named above as the Company's directors, except as otherwise specified. Directors shall be elected by a plurality of the votes cast at the annual meeting on the election of directors, and votes withheld or broker nonvotes will not affect the outcome. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical information follows for each person nominated and each person whose term of office will continue after the annual meeting.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2005 ANNUAL MEETING:

   [BERN PHOTO]         DORRIT J. BERN                                      Director
                        since 2000
                        Chairman of the Board, President and Chief Executive Officer
                        of Charming Shoppes, Inc., a company operating a chain of
                        women's specialty apparel stores, since 1997; Vice Chairman of the Board, President and Chief Executive Officer of
                        Charming Shoppes, Inc., 1995 to 1997; director of The
                        Southern Company; age 51

   [HARF PHOTO]         PETER HARF                                          Director
                        since 1996
                        Chairman and Chief Executive Officer of Joh. A. Benckiser,
                        GmbH, a financial holdings company, since 1988; Chairman of the Board of Coty Inc., Benckiser's U.S.-based international cosmetics business, since 1993; Chief Executive Officer of
                        Coty Inc. from 1993 to 2001; age 55

   [LORSCH PHOTO]       JAY W. LORSCH                                       Director
                        since 1983
                        Louis E. Kirstein Professor of Human Relations since 1978
                        and Chairman of Doctoral Programs, 1995 to 1999, Harvard
                        University Graduate School of Business Administration; age
                        69

   [MUSHAM PHOTO]       BETTYE MARTIN MUSHAM                                Director
                        since 1993
                        Chairwoman of the Board and Chief Executive Officer of Gear
                        Holdings, Inc., a design, marketing and communications firm, since 1999; President and Chief Executive Officer of Gear
                        Holdings, Inc., 1977 to 1999; director of Footstar, Inc. and
                        Wallace Computer Services, Inc.; age 69

   [STAYER PHOTO]       RALPH C. STAYER                                          New
                        Nominee
                        Chairman of the Board, President and Chief Executive Officer
                        of Johnsonville Sausage LLC since 1968; age 59

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE.

   DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING:

   [ARCHIBALD PHOTO]    NOLAN D. ARCHIBALD                                  Director
                        since 1995
                        Chairman of the Board, President and Chief Executive Officer
                        of The Black & Decker Corporation, a consumer and commercial products company, since 1986; age 58

   [BLEUSTEIN PHOTO]    JEFFREY L. BLEUSTEIN                                Director
                        since 1997
                        Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; President and Chief Executive
                        Officer of Harley-Davidson, Inc., since 1997; President and
                        Chief Operating Officer of the Motorcycle Division of
                        Harley-Davidson, Inc., 1993 to 1997; age 62

   [PHILLIPS PHOTO]     GRAHAM H. PHILLIPS                                  Director
                        since 2002
                        Retired; Chairman and Chief Executive Officer of Young &
                        Rubicam Advertising, 1999 to 2000; Chairman of
                        Burson-Marsteller, the perception management division of
                        Young & Rubicam, Inc., from 1997 to 1999; age 63

   [RYAN PHOTO]         ROBERT L. RYAN                                      Director
                        since 1998
                        Senior Vice President and Chief Financial Officer of
                        Medtronic, Inc., a medical technology company, since 1993;
                        director of United Healthcare Corporation; age 58

   DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING:

   [BUCKLEY PHOTO]      GEORGE W. BUCKLEY                                   Director
                        since 2000
                        Chairman of the Board and Chief Executive Officer of
                        Brunswick since 2000; President and Chief Operating Officer of Brunswick, May to June 2000; Executive Vice President of
                        Brunswick, February to May 2000; President -- Mercury Marine
                        Group, 1997 to 2000; Senior Vice President of Brunswick,
                        1998 to 2000; Vice President of Brunswick, 1997 to 1998;
                        director of Giddings & Lewis LLC and Pandrol Limited (United
                        Kingdom); age 55

   [CALLAHAN PHOTO]     MICHAEL J. CALLAHAN                                 Director
                        since 1991
                        Financial consultant; Executive Vice President and Chief
                        Financial Officer of FMC Corporation, a producer of
                        chemicals and machinery for industry and agriculture, 1994 to 1999; Executive Vice President and Chief Financial
                        Officer of Whirlpool Corporation, a manufacturer of major
                        home appliances, 1992 to 1994; director of Material Sciences
                        Corporation; age 63

   [FERNANDEZ PHOTO]    MANUEL A. FERNANDEZ                                 Director
                        since 1997
                        Chairman Emeritus of Gartner Group, Inc., an information
                        technology company, since 2001; Chairman of Gartner Group,
                        Inc., 1995-2001; Chief Executive Officer of Gartner Group,
                        Inc., 1995 to 1998; President and Chief Executive Officer of
                        Gartner Group, Inc., 1991 to 1997; Managing Director -- SI
                        Ventures, LLC, a venture capital partnership, since 1998;
                        director of The Black & Decker Corporation; age 55

   [HAMILTON PHOTO]     PETER B. HAMILTON                                   Director
                        since 2000
                        Vice Chairman of the Board of Brunswick and
                        President -- Brunswick Bowling & Billiards since 2000;
                        Executive Vice President and Chief Financial Officer of
                        Brunswick, 1998 to 2000; Senior Vice President and Chief
                        Financial Officer of Brunswick, 1995 to 1998; director of
                        The Kemper Insurance Companies; age 55

   [SCHIPKE PHOTO]      ROGER W. SCHIPKE                                    Director
                        since 1993
                        Private investor; director of Legg-Mason, Inc., and The
                        Rouse Company; age 65

                            COMMITTEES AND MEETINGS

     The Board of Directors met six times during 2001. All directors attended 75 percent or more of the board meetings and meetings of committees of which they were members during 2001.

     The Board of Directors has Executive, Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees. The Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees are composed solely of independent directors.

EXECUTIVE COMMITTEE

     Members of the Executive Committee are Mr. Buckley (Chairman), Mr. Callahan, Mr. Fernandez and Mr. Schipke. The Executive Committee takes any necessary actions requiring Board decisions between regular Board meetings when it is impossible to convene a special meeting of the entire Board. Any action taken by the committee will be reported to, and ratified by, the full Board at its next regular meeting. The Executive Committee did not meet in 2001.

AUDIT AND FINANCE COMMITTEE

     Members of the Audit and Finance Committee are Mr. Callahan (Chairman), Ms. Bern, Mr. Harf and Mr. Ryan. The Board of Directors has determined that all members of the Audit and Finance Committee are independent, in accordance with the New York Stock Exchange audit committee requirements. Pursuant to a written charter, the Audit and Finance Committee assists the Board in fulfilling its responsibility to the Company's shareholders and the investment community with respect to overseeing the Company's accounting, auditing and reporting practices, its internal controls and the integrity of its financial information. The committee maintains free and open communication with the Board, the independent auditors, the internal auditors and management. The committee's specific responsibilities include, but are not limited to:

     - Reviewing the performance of the independent auditors and recommending to the Board the appointment or discharge of the independent auditors;

     - Reviewing the scope and terms of engagement of the independent auditors;

     - Reviewing the professional qualifications of personnel of the independent auditor and the audit firm's quality control and audit review procedures;

     - Confirming and assuring the independence of the independent auditors;

     - Reviewing the Company's internal audit function;

     - Reviewing significant risks and exposures, audit activities, significant audit findings and recommendations of the independent and internal auditors, together with management's responses;

     - Reviewing the adequacy and effectiveness of the Company's internal controls;

     - Reviewing the audited annual and periodic financial statements and the independent auditors' opinion rendered with respect to the financial statements;

     - Reviewing legal, environmental and regulatory matters that may have a material financial or disclosure impact;

     - Reviewing changes in accounting standards or the Company's accounting policies and practices that may affect the Company's financial results or reporting practices;

     - Reviewing the Annual Report on Form 10-K;

     - Reviewing periodic reports on the Company's ethics program;

     - Conducting or authorizing investigations into any matters within the committee's scope of responsibilities;

     - Meeting with the independent auditors and internal auditors without members of management present;

     - Reporting to the Board on its activities following each meeting of the committee; and

     - Reviewing the committee's charter annually.

     The Audit and Finance Committee met five times during 2001. The committee's charter was adopted by the Board in 2000 and amended in 2002. A copy of the amended charter is attached to this Proxy Statement as Appendix A.

HUMAN RESOURCE AND COMPENSATION COMMITTEE

     Members of the Human Resource and Compensation Committee are Mr. Schipke (Chairman), Mr. Archibald and Mr. Lorsch. The Human Resource and Compensation Committee's responsibilities include, but are not limited to:

     - Determining compensation paid to the Company's senior executives;

     - Developing policies for the administration of all compensation and benefit plans in which other senior managers participate;

     - Reviewing all executive compensation plans to satisfy the Board that these plans will motivate achievement of corporate objectives;

     - Reporting on the compensation paid to executives under the Company's plans and its relationship to the Company's performance, as required by the Securities and Exchange Commission;

     - Approving the performance criteria for the Company's bonus plans; and

     - Coordinating the Board's review of management succession plans and activities.

     The Human Resource and Compensation Committee met five times during 2001.

CORPORATE GOVERNANCE COMMITTEE

     Members of the Corporate Governance Committee are Mr. Fernandez (Chairman), Mr. Bleustein and Ms. Martin Musham. The Corporate Governance Committee's responsibilities include, but are not limited to:

     - Overseeing the overall functioning of the Board, including assessing the Board's composition, agenda and calendar, the information directors receive, director compensation, and the Board's other processes and procedures;

     - Establishing and recommending to the Board criteria for new directors to be added to the Board and, working with the Chairman and Chief Executive Officer, screening new potential nominees before they are recommended to the Board;

     - Overseeing the orientation of new directors to assure they are able to make a timely contribution to the Board's work;

     - Reviewing the performance of each incumbent director at the time of his or her re-nomination and, through the committee's chairman and the Chairman of the Board, communicating the results of this review to the nominee on behalf of the Board;

     - Coordinating an annual review of the Board's functioning and recommending any needed changes;

     - Determining the chairs and membership of Board committees, upon recommendation from the Chairman of the Board; and

     - Monitoring, on the Board's behalf, changes in the Company's organizational structure and its corporate governance.

     The Corporate Governance Committee met two times during 2001.

DIRECTOR NOMINATIONS

     The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. The Corporate Governance Committee has been appointed by the Board to make such nominations and will consider qualified director candidates who are suggested by shareholders in written submissions to the Company's Secretary. In addition, the By-laws provide the following procedures for shareholder nominations:

     - If a shareholder intends to nominate one or more director candidates to stand for election at an annual meeting of shareholders, the shareholder must deliver written notice of the nomination to the Company's Secretary not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders;

     - If a shareholder intends to nominate one or more director candidates to stand for election at a special meeting of shareholders, the shareholder must deliver written notice of the nomination to the Company's Secretary not later than the tenth day following the date on which notice of such meeting is first given to shareholders.

     A notice of nomination submitted by a shareholder shall set forth the following information concerning such shareholder and the shareholder's nominee(s):

     - Their names and addresses;

     - A representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     - A description of all arrangements or understandings between the shareholder and each nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such shareholder; and

     - The consent of each nominee to serve as a director of the Company if so elected.

     The chairman of the shareholders' meeting may refuse to acknowledge any nomination not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

     During 2001, the Corporate Governance Committee conducted a review of director compensation practices among a group of 29 peer companies which the Company uses for compensation benchmarking purposes. Based on this review, several changes were made to the Company's director compensation programs.

     Annual Fee: Directors who are not employees are entitled to an annual fee of $50,000. Directors who are chairpersons of the Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees are entitled to an additional annual fee of $7,500. One-half of each director's annual fee is paid in Brunswick Common Stock, which may be deferred until after retirement from the Board. Each director may elect to have the remaining one-half paid as follows:

     - In cash;

     - In Common Stock distributed currently;

     - In deferred stock units with a 20 percent premium; or

     - In stock options.

     For Directors who elect to receive one-half of their annual fee in deferred stock units, the number of units is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of grant. For Directors who elect to receive one-half of their annual fee in stock options, the number of options is determined by multiplying the cash amount by four, then dividing that amount by the closing price of Brunswick Common Stock on the date of grant.

     Stock Options: Non-employee directors immediately following the Company's 2001 annual meeting of shareholders each received options to purchase 3,000 shares of Brunswick Common Stock at a price of $19.125 per share, the closing price on the date of the meeting. Beginning in 2002, each incumbent Director immediately following the annual meeting of shareholders will receive an annual grant of 3,000 stock options and 1,000 deferred stock units. In 2002 only, the deferred stock-unit grant will consist of 2,000 shares.

     New non-employee directors who are first elected to the Board of Directors at or within six months after the most recent annual meeting of shareholders receive an initial grant of 6,000 stock options and 2,000 deferred stock units. New non-employee directors who are first elected to the Board six months or more following the most recent annual meeting of shareholders receive 3,000 stock options and 1,000 deferred stock units.

     The exercise price of all options is the closing price of Brunswick Common Stock on the date of grant. Those options that directors elect to receive in lieu of taking their annual fee in cash are immediately vested and become exercisable six months following the date of grant. One-half of the shares awarded in all other non-employee director option grants vest and become exercisable on each of the first and second anniversaries of the date of grant. All non-employee director options become exercisable immediately upon a change in control of the Company, death, disability, or retirement upon reaching the mandatory retirement age for directors, and may be exercised at any time after becoming exercisable until the tenth anniversary of the date of grant.

     Brunswick Product Program: Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of the Company's business. Directors may receive up to $10,000 of Brunswick products annually. The value of the products is included in the directors' taxable income, and the Company reimburses Directors for applicable tax liability associated with the receipt of products. In addition, Directors may lease boats from the Company at no charge except for the payment of applicable taxes, and all or a portion of a Director's $10,000 product allowance may be applied to defray such taxes. Directors also may purchase Brunswick products at the Company's wholesale prices.

                                  SHAREHOLDERS

     Each director and nominee for director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

                                                              NUMBER OF SHARES       PERCENT
NAME OF INDIVIDUAL                                           BENEFICIALLY OWNED        OF
OR PERSONS IN GROUP                                        AS OF FEBRUARY 15, 2002    CLASS
-------------------                                        -----------------------   -------
Nolan D. Archibald.......................................         36,562(1)              *
Dorrit J. Bern...........................................          7,045(1)              *
Jeffrey L. Bleustein.....................................         26,597(1)              *
George W. Buckley........................................        299,596(2)              *
Michael J. Callahan......................................         57,995(1)              *
Manuel A. Fernandez......................................         24,337(1)              *
Peter B. Hamilton........................................        334,749(2)              *
Peter Harf...............................................         52,710(1)              *
Jay W. Lorsch............................................         52,141(1)              *
Bettye Martin Musham.....................................         29,933(1)              *
Graham H. Phillips.......................................              0                 *
Robert L. Ryan...........................................         13,135(1)              *
Roger W. Schipke.........................................         44,732(1)              *
Ralph C. Stayer..........................................          6,600                 *
William J. Barrington....................................        220,335(2)              *
Patrick C. Mackey........................................         44,669(2)              *
Dustan E. McCoy..........................................         53,771(2)              *
Victoria J. Reich........................................         81,740(2)              *
All directors and executive officers as a group..........      1,767,475(1)(2)        2.00%

---------------
 *  Less than 1 percent

(1) Includes the following shares of Common Stock issuable to non-employee directors, receipt of which has been deferred: Messrs. Archibald 8,562 shares, Bleustein 11,097 shares, Callahan 22,854 shares, Fernandez 13,837 shares, Harf 14,710 shares, Lorsch 27,458 shares, Ryan 5,635 shares and Schipke 26,132 shares, Ms. Bern 5,545 shares, Ms. Martin Musham 8,157 shares, and all non-employee directors as a group 143,987 shares. Also includes the following shares of Common Stock issuable pursuant to stock options exercisable currently or within 60 days: 13,000 shares for each of Messrs. Archibald and Harf; 18,600 shares for each of Messrs. Callahan, Lorsch and Schipke and Ms. Martin Musham; 10,500 shares for each of Messrs. Bleustein and Fernandez; 7,500 shares for Mr. Ryan; and 1,500 shares for Ms. Bern.

(2) Includes the following shares of Common Stock issuable pursuant to stock options exercisable currently or within 60 days: Messrs. Buckley 247,000 shares, Hamilton 245,750 shares, Barrington 169,000 shares, Mackey 32,500 shares, McCoy 33,750 shares and Ms. Reich 65,250 shares, and all directors and executive officers as a group 1,180,195 shares. Includes the following shares of Common Stock held by the Brunswick Employee Stock Ownership Plan trustee and the Brunswick Savings Plan trustee as of December 31, 2001:
    Messrs. Buckley 391 shares, Barrington 8,819 shares, and Hamilton 664 shares, Ms. Reich 450 shares, and all executive officers as a group 18,903 shares. Also includes the following shares of Common Stock held for the benefit of family and family partnerships: Mr. Hamilton 43,250 shares, Ms. Reich 40 shares, and all executive officers as a group 43,450 shares.

     Does not include the following deferred shares of Common Stock which are held in these officers' deferred compensation accounts: Messrs. Buckley 90,838 shares, Barrington 3,246 shares, Mackey 8,611 shares, and McCoy 12,843 shares, Ms. Reich 19,675 shares, and all executive officers as a group 212,870 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times following the officers' termination of employment with the Company, in accordance with each officer's individual election.

     The only shareholder known to the Company to beneficially own more than 5 percent of Brunswick's outstanding Common Stock is:

                                                               SHARES BENEFICIALLY
NAME AND ADDRESS OF                                                OWNED AS OF         PERCENT
BENEFICIAL OWNER                                                DECEMBER 31, 2001      OF CLASS
-------------------                                           ----------------------   --------
FMR Corp....................................................         5,066,920(1)       5.775%
82 Devonshire Street
Boston, Massachusetts 02109

---------------

(1) This information is based upon a Schedule 13G/A (the "Schedule 13G/A") filed jointly by FMR Corp., Edward C. Johnson 3d and Abigail Johnson with the Securities and Exchange Commission on February 13, 2002. As of that date, FMR Corp. was the beneficial owner of 5,066,920 shares (5.775%) of Brunswick Common Stock. Also as of that date, Edward C. Johnson 3d, the Chairman of FMR Corp., owned 12% of FMR Corp.'s outstanding voting stock, and Abigail Johnson, a director of FMR Corp., owned 24.5% of FMR Corp.'s outstanding voting stock. Of the 5,066,920 shares reported on the Schedule 13G/A, the following affiliates of FMR Corp. beneficially owned, as of February 13, 2002, the indicated number of shares of Brunswick Common Stock: Fidelity Management & Research Company, 4,758,030 shares; Fidelity Management Trust Company, 255,484 shares; and Strategic Advisers, Inc., 206 shares. The 5,066,920 shares reported on the Schedule 13G/A also include 53,200 shares beneficially owned by Fidelity International Limited of which FMR Corp. disclaims beneficial ownership.

            REPORT OF THE HUMAN RESOURCE AND COMPENSATION COMMITTEE

     The Human Resource and Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. The Committee is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and other senior executives, including group and division presidents and senior corporate executives ("Senior Executives"), participate.

EXECUTIVE COMPENSATION PROGRAMS

     Executive compensation programs are designed to:

     - Attract, retain and motivate the senior executive talent required to ensure the Company's continued success;

     - Support creation of shareholder value by linking compensation to corporate results; and

     - Ensure that pay is consistent with performance.

     Twenty-nine peer companies are used to assess the competitiveness of the Company's executive compensation. The peer companies consist primarily of manufacturers with revenues that are comparable with the Company's. Compensation for the Company's Senior Executives and other key managers generally approximates the fiftieth percentile among the peer companies selected for this purpose.

     Base Salaries: Base salaries and salary increases reflect an executive's responsibilities and performance, as demonstrated over time, and will be managed around median peer salary levels. Salary ranges are used to ensure that compensation opportunities are externally competitive and internally equitable. Generally, executive salaries are reviewed every 12 to 24 months.

     Brunswick Performance Plan (BPP): BPP rewards achievement of annual financial goals. For 2001, BPP rewarded annual performance as measured by Brunswick Value Added (BVA), defined as after-tax profits after a deduction for the cost of total capital. Individual awards reflect both team performance as measured by BVA and individual contribution to success. For Senior Executives, BPP opportunities generally range from 75 percent to 125 percent of salary.

     For corporate participants, BVA is based on overall corporate performance. For division participants, BVA is based on division performance. BVA performance for 2001 generally did not support the awarding of bonuses. Select divisions did achieve BVA performance targets and were eligible for BPP awards.

     Strategic Incentive Plan (SIP): SIP rewards achievement of mid-term financial goals and performance against leading indicators of success. Individual awards reflect both team performance and individual contribution to success. Beginning in 2001, SIP awards are based on BVA performance and performance against identified strategic factors. With respect to the BVA component, SIP has overlapping two-year cycles with a new cycle beginning each year. With respect to the strategic-factor components, SIP has two-year "end-to-end" performance periods. For Senior Executives, SIP opportunities generally range from 75 percent to 100 percent of salary.

     Beginning in 2001, it was initially anticipated that SIP performance periods would be lengthened from two years to three years. In addition, to transition to the use of BVA and strategic-factor performance criteria, the 2000-2001 cycle was shortened to 2000 only. One-, two- and three-year BVA-based cycles and a three-year strategic-factor-based cycle were initiated in 2001. Due to the difficulty in setting three-year performance targets in the current economy, however, the Committee recommended that the three-year BVA cycle be discontinued, and that the three-year strategic-factor cycle be split into a one-year cycle for 2001 and a two-year cycle for 2002-2003. The 2001-2002 BVA criteria were reset so that one-half of the 2001-2002 BVA-based award can be earned if 2002 performance warrants.

     BVA performance for 2001 did not support funding of SIP awards for corporate participants or for most division participants. Select divisions did achieve BVA performance targets and were eligible for BVA-based SIP awards.

     The portion of SIP based on strategic factors--customer satisfaction, employee satisfaction, innovation and market share--did support funding of SIP awards for both corporate and division participants. Because SIP awards for 2001 were based on a one-year performance period, they are reported as annual bonuses in the Summary Compensation Table below.

     Employee Stock Options: The Company uses employee stock options, with exercise prices set at the closing price of Brunswick Common Stock on the date of grant, to reward long-term success as measured by Brunswick Common Stock price appreciation. Options generally have a ten-year term with options granted in 2001 vesting 25 percent on each of the first, second, third and fourth anniversaries of the date of grant. Options vest earlier if there is a change in control of the Company, upon death or disability of the optionee, or if the optionee's age and years of service equal 65 or more on termination of employment.

     In order to provide additional incentive, in 2001 the Committee granted Senior Executives both their scheduled 2001 stock option awards and an accelerated grant of their scheduled 2002 stock option awards. In recognition of this acceleration, the Committee does not expect to grant stock options to Senior Executives in 2002.

     Stock Ownership Guidelines: The Chief Executive Officer is expected to own Brunswick Common Stock with a minimum value of five times annual salary. Other Senior Executives are expected to own stock with a minimum value of one to three times base salary. Ownership requirements are expected to be met within five years from the later of guideline adoption, attainment of senior executive status, salary increase or promotion to a position with a higher ownership requirement.

     Elective Deferral Program: Senior Executives may elect to defer salary, BPP or SIP awards. Beginning in 2001, Senior Executives electing to defer SIP awards into deferred stock units are entitled to a 20 percent premium. For Senior Executives making this election, the number of stock units deferred is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of grant. If the original deferral is withdrawn before the third anniversary of the deferral, the 20 percent premium will be forfeited.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     For 2001, George W. Buckley's annual salary was $800,000, which closely approximates the median salary for chief executive officers in the Company's 29-company peer group described above. Mr. Buckley's salary has not been increased since June 2000.

     Mr. Buckley participates in the Brunswick Performance Plan (BPP), the BVA-based annual incentive plan described above. Mr. Buckley's target incentive opportunity is 150 percent of base salary. For 2001, the Company's BVA performance did not support the granting of a BPP award to Mr. Buckley.

     Mr. Buckley participates in the Strategic Incentive Plan (SIP), the mid-term incentive plan described above. Funding for SIP awards is based on BVA performance and achievement of strategic objectives. Mr. Buckley's target incentive opportunity is 100 percent of base salary. The Company's 2001 BVA performance did not support funding of a SIP award for Mr. Buckley. In recognition of the Company's accomplishment of strategic goals, the Committee recommended and the Board approved a SIP award of $500,000 for Mr. Buckley.

     Mr. Buckley was granted 300,000 stock options in February 2001, the maximum then allowed any individual in a single year under the 1991 Stock Plan. In May 2001, shareholders increased the maximum annual award limit to 1 million shares per participant, and thereafter the Board granted Mr. Buckley 425,000 additional stock options. These stock option grants represent the following:

     - The balance of options which the Committee provisionally approved for Mr. Buckley in connection with his being named Chairman in 2000 but which were not previously granted due to the annual limits on stock option grants to individual participants described above;

     - Annual stock options for 2001; and

     - An acceleration of scheduled 2002 stock options through a one-time accelerated award made in 2001 to provide significant up-front incentive for Mr. Buckley and other Senior Executives.

     In recognition of the acceleration of 2002 stock option awards, the Committee does not expect to grant stock options to Mr. Buckley or other Senior Executives in 2002. All stock options were granted with an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a ten-year option term, with 25 percent of the stock option shares vesting on the first, second, third, and fourth anniversaries of the date of grant.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") places a $1 million tax deduction limit on compensation paid to any executive employed by the Company on December 31 of each year and named in the summary compensation table, with certain exceptions. Senior Executives will generally defer receipt of compensation that is not deductible by the Company, under the terms of an automatic deferral plan established for this purpose.

     Submitted by Members of the Human Resource and Compensation Committee of the Board of Directors.

                                          R. W. Schipke, Chairman
                                          N. D. Archibald
                                          J. W. Lorsch

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
              BRUNSWICK, S&P 500 INDEX AND BRUNSWICK'S PEER GROUP
[PERFORMANCE GRAPH]

                                                        BRUNSWICK                 S&P 500 INDEX                PEER GROUP
                                                        ---------                 -------------                ----------
1996                                                        100                         100                         100
1997                                                     128.63                      225.76                      107.03
1998                                                     106.93                      290.55                       97.09
1999                                                      98.18                      347.28                      100.01
2000                                                      82.79                      312.07                       94.61
2001                                                     100.84                      271.37                      137.93

     The basis of comparison is a $100 investment at December 31, 1996, in each of (i) Brunswick, (ii) the S&P 500 Index, and (iii) a peer group of five recreation manufacturing companies (Cybex International, Inc., Polaris Industries, Inc., K2, Inc., Fortune Brands, Inc., and Callaway Golf Company), weighted by the beginning of the year market value of each company. All dividends are reinvested.

                           SUMMARY COMPENSATION TABLE

     In accordance with regulations under the Securities Exchange Act of 1934, the following table sets forth the compensation for each of the last three years of the Chief Executive Officer and each of the Company's five other most highly compensated executive officers.

                                                                                 LONG-TERM
                                          ANNUAL COMPENSATION               COMPENSATION AWARDS      PAYOUTS
                                ---------------------------------------   -----------------------   ----------
                                                             OTHER        RESTRICTED   SECURITIES   LONG-TERM
                                                            ANNUAL          STOCK      UNDERLYING   INCENTIVE       ALL OTHER
NAME/POSITION            YEAR    SALARY     BONUS(4)    COMPENSATION(5)    AWARD(6)    OPTIONS(#)   PAYOUTS(7)   COMPENSATION(8)
-------------            ----   --------   ----------   ---------------   ----------   ----------   ----------   ---------------
George W. Buckley(1)...  2001   $790,786   $  500,000      $239,566               0     725,000             0        $64,125
  Chairman and           2000    660,625    1,410,000       306,120               0     300,000      $550,000         41,032
  Chief Executive
  Officer                1999    442,548      595,600        24,536               0      40,000       338,222
Peter B. Hamilton......  2001   $514,000   $  102,800      $ 61,821               0      90,000             0        $73,448
  Vice Chairman and      2000    502,116      766,950        43,013        $285,938      45,000      $342,733         81,941
 President -- Brunswick  1999    442,548      473,280        24,687               0      40,000       252,181         79,495
  Bowling and Billiards
Patrick C. Mackey(2)...  2001   $368,030   $  173,292      $163,954               0      90,000             0        $59,921
  Vice President and     2000     63,971      136,400             0               0      45,000             0              0
  President -- Mercury
  Marine Group
William J.
  Barrington...........  2001   $434,923   $   88,028      $ 94,537               0      50,000             0        $61,807
  Vice President and     2000    458,402      726,163        76,895               0      40,000      $435,980         91,896
  President--US Marine   1999    421,699      604,000        56,732               0      35,000       311,255         96,960
  Division
Dustan E. McCoy(3).....  2001   $427,308   $   85,462      $  7,811               0      90,000             0        $60,214
  Vice President and     2000    343,694      413,800         2,123               0      45,000      $170,000         63,331
 President -- Brunswick  1999    108,539       96,890        44,806               0      20,000        42,509         32,700
  Boat Group
Victoria J. Reich......  2001   $355,846   $  101,169      $  1,506               0      90,000             0        $18,956
  Senior Vice President  2000    307,097      442,785             0               0      45,000      $136,307         13,151
  and Chief Financial    1999    212,769      179,550             0               0      15,000        97,676         10,335
  Officer

---------------

(1) On being named President and Chief Operating Officer of the Company in May 2000, Mr. Buckley's salary was increased from $470,000 to $650,000. Mr. Buckley's salary was increased to $800,000 in June 2000 when he was named Chairman and Chief Executive Officer. Over the 2001 Thanksgiving holiday, all of the Company's corporate office employees were furloughed. This resulted in the loss of three days' pay for all corporate office employees, including Mr. Buckley.

(2) Mr. Mackey joined the Company as Vice President and President--Mercury Marine Group in October 2000.

(3) Mr. McCoy joined the Company as Vice President, General Counsel & Corporate Secretary on September 1, 1999, and in October 2000 was elected President--Brunswick Boat Group.

(4) Annual bonuses for 2001 consist of amounts awarded under the 2001 Brunswick Strategic Incentive Plan (SIP). SIP is typically based on performance over two years with overlapping performance periods. As summarized in the Report of the Human Resource and Compensation Committee, to transition to the use of Brunswick Value Added as the financial performance metric, both a one-year performance period and a two-year performance period were begun in 2001. 2001 SIP awards were based on a one-year performance period and are reported as annual bonuses. As a result, no long-term payouts were made. No bonus amounts were awarded for 2001 to any named executive under the Brunswick Performance Plan (BPP).

(5) Other Annual Compensation for the named executives includes the following:
    (i) for 2001: relocation expenses of $70,644 for Mr. Buckley and $44,660 for Mr. Mackey; reimbursement for payment of taxes for Mr. Mackey of $77,928; and payments of above-market interest on deferred compensation for Messrs. Barrington $88,722, and Hamilton $60,740; and (ii) for 2000: relocation expenses of

    $95,076 and reimbursement for payment of taxes of $97,949 for Mr. Buckley; and payments of above-market interest on deferred compensation for Messrs. Barrington $76,220, and Hamilton $43,013.

(6) On May 4, 2000, Mr. Hamilton was awarded 15,000 restricted shares of Common Stock with a then current value of $285,938. These shares will vest on May 4, 2003. As of December 31, 2001, the value of these shares was $326,400.

(7) Due to changes in Brunswick's Strategic Incentive Plan (SIP), which typically is treated as long-term incentive compensation, 2001 SIP awards are reported in the annual bonus column. See note (4) above.

(8) All Other Compensation for 2001 for the named executive officers is comprised of the following:

     - The Company's contributions to the Brunswick Retirement Savings Plan for Messrs. Buckley $7,117, and Hamilton $4,626, and Ms. Reich $3,203;

     - The Company's contributions to the Brunswick Employee Stock Ownership Plan of $457 for each of Messrs. Buckley, Hamilton, McCoy, Mackey and Barrington and Ms. Reich;

     - The Company's contributions to the Brunswick Rewards Plan for Messrs. McCoy $29,826, Mackey $9,602, and Barrington $37,464; and

     - The value of split dollar life insurance premiums paid by the Company on behalf of named executive officers. This value represents the cost of term life insurance provided during the year as well as the present value of the potential cash surrender value attributable to the year's premium payment. The present value is determined by assuming an interest free loan to the named executive until the Company is reimbursed for its portion of the premiums. These amounts are: Messrs. Buckley $56,551, Hamilton $68,365, McCoy $29,931, Mackey $49,862, and Barrington $23,886, and Ms. Reich $15,296.

                             OPTION GRANTS IN 2001

                                            INDIVIDUAL GRANTS(1)
                              ------------------------------------------------           POTENTIAL REALIZABLE
                              NUMBER OF    % OF TOTAL                                   VALUE AT ASSUMED ANNUAL
                              SECURITIES    OPTIONS                                      RATES OF STOCK PRICE
                              UNDERLYING   GRANTED TO                               APPRECIATION FOR OPTION TERM(4)
                               OPTIONS     EMPLOYEES    EXERCISE    EXPIRATION   -------------------------------------
EXECUTIVE                      GRANTED      IN 2001      PRICE         DATE      0%          5%              10%
---------                     ----------   ----------   --------    ----------   ---   --------------   --------------
George W. Buckley...........    300,000      11.30%     $19.9200     02/06/11     0    $    3,758,274   $    9,524,205
                                425,000      16.01%      20.1500     05/01/11     0         5,385,696       13,648,412
Peter B. Hamilton...........     90,000       3.39%      19.9200     02/06/11     0         1,068,335        2,707,370
Patrick C. Mackey...........     90,000       3.39%      19.9200     02/06/11     0         1,068,335        2,707,370
William J. Barrington.......     50,000       1.88%      19.9200     02/06/11     0           593,519        1,504,094
Dustan E. McCoy.............     90,000       3.39%      19.9200     02/06/11     0         1,068,335        2,707,370
Victoria J. Reich...........     90,000       3.39%      19.9200     02/06/11     0         1,068,335        2,707,370
All Employee Optionees......  2,654,950        100%     $20.0244(2)   Various     0    $   20,810,310   $   52,737,410
All Shareholders(3).........        N/A        N/A           N/A          N/A     0    $1,105,674,487   $2,801,996,237
Employee Optionees' Gain as
  % of All Shareholders'
  Gains.....................        N/A        N/A           N/A          N/A     0             1.88%            1.88%

---------------

(1) Non-qualified stock options awarded during 2001 were granted with an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a ten-year option term, with 25 percent of the stock option shares vesting on the first, second, third and fourth anniversaries of the date of grant. Options vest earlier if there is a change in control of the Company, upon death or disability of the optionee, or if the optionee's age plus years of service total 65 or more on termination of employment. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy required withholding taxes. Stock options are transferable only to immediate family members, estate planning vehicles or others approved by the Human Resource and Compensation Committee.

(2) Weighted average exercise price of all employee option shares awarded during 2001.

(3) The potential realizable values for all shareholders were calculated using the weighted average exercise price ($20.0244) of all employee option shares awarded during 2001 and the total outstanding shares of Common Stock on December 31, 2001. At 5 percent and 10 percent annual appreciation, the value of the Common Stock would be approximately $32.62 per share and $51.94 per share, respectively, at the end of the ten-year period.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                  OPTION EXERCISES AND YEAR-END VALUE TABLE(1)

                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED,
                                         UNDERLYING THE UNEXERCISED         IN-THE-MONEY OPTIONS
                                             OPTIONS AT 12/31/01            HELD AT 12/31/01(2)
                                         ---------------------------   ------------------------------
EXECUTIVE                                EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------                                -----------   -------------   -------------   --------------
George W. Buckley......................    172,000        978,000      $2,393,600.00   $20,672,000.00
Peter B. Hamilton......................    223,250        151,750       1,768,000.00     2,692,800.00
Patrick C. Mackey......................     10,000        120,000         217,600.00     2,611,200.00
William J. Barrington..................    186,500        104,500       2,132,480.00     1,740,800.00
Dustan E. McCoy........................     11,250        143,750         244,800.00     2,692,800.00
Victoria J. Reich......................     42,750        134,250         462,400.00     2,692,800.00

---------------

(1) No options were exercised by any named executive in 2001.

(2) Represents the difference between the option exercise price and the fair market value of Brunswick Common Stock on December 31, 2001.

                 LONG-TERM INCENTIVE PLAN -- AWARD DURING 2001

                           NUMBER OF SHARES,  PERFORMANCE OR OTHER
                            UNITS OR OTHER        PERIOD UNTIL
EXECUTIVE                      RIGHTS(1)      MATURATION OR PAYOUT   THRESHOLD     TARGET      MAXIMUM
---------                  -----------------  --------------------   ---------   ----------   ----------
William J. Barrington....     $1,000,000      3/28/01 -- 12/31/03       n/a      $1,000,000   $1,000,000
                            cash incentive

---------------

(1) One-time incentive opportunity awarded to Mr. Barrington in connection with his transfer from the Company's Sea Ray Division, located in Knoxville, Tennessee, to its US Marine Division in Arlington, Washington. Payout will be based on accomplishment of defined strategic objectives and financial performance metrics.

                                 PENSION PLANS

     The following table shows the maximum retirement income which may be payable as a straight-life annuity pursuant to the Company's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

                                                      RETIREMENT INCOME FOR
AVERAGE OF THE THREE HIGHEST                     YEARS OF PARTICIPATING SERVICE
CONSECUTIVE YEARS' EARNINGS                 -----------------------------------------
AS A PARTICIPANT                              15        20         25          30
----------------------------                -------   -------   ---------   ---------
$ 500,000.................................  150,000   200,000     250,000     300,000
   750,000................................  225,000   300,000     375,000     450,000
 1,000,000................................  300,000   400,000     500,000     600,000
 1,250,000................................  375,000   500,000     625,000     750,000
 1,500,000................................  450,000   600,000     750,000     900,000
 2,000,000................................  600,000   800,000   1,000,000   1,200,000

     The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions, but excluding payouts under the Strategic Incentive Plan), and age. The 2001 earnings used to calculate Mr. Buckley's benefits under the salaried pension plans are $1,890,786, which include his 2001 salary and the bonus paid in 2001 for 2000 performance.

     The years of service of the officers named in the summary compensation table are: Mr. Buckley 9 years, Mr. Hamilton 18 years, and Ms. Reich 5 years. Mr. Barrington, Mr. McCoy and Mr. Mackey do not participate in any salaried pension plan. Mr. Buckley's 9 years of service include 5 additional years of service that were credited to him upon his completion of 3 years of employment with the Company. In addition, if Mr. Buckley remains employed by the Company until age 60, his pension benefit will be further enhanced to provide 40 percent of his final average earnings at age 60, and will be further increased by three percent for each year of employment thereafter to a maximum of 55 percent of his final average earnings at age 65. Under an agreement with the Company, Mr. Hamilton's 18 years include 12.5 years of service with a previous employer, reduced by the pension he receives from that employer.

     If there is a change in control of the Company on or before March 1, 2004, and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of the Company, benefits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of the Company, the participant's pension would not be reduced as a result of early retirement. For purposes of pension treatment, a change in control of the Company has the same definition as that provided in Mr. Buckley's change in control agreement, which is described in the section Employment Agreements and Other Transactions below.

                  EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

     Under an agreement with the Company dated November 1, 2000, Mr. Buckley would be entitled to certain severance benefits in the event his employment is terminated other than for cause or disability. The agreement defines termination to include resignation by Mr. Buckley in connection with certain events, including a change in control of the Company or other substantial changes in the terms and conditions of Mr. Buckley's employment.

     If a termination covered by the agreement does not involve a change in control, Mr. Buckley would be entitled to a severance payment equal to two times his base salary and target annual bonus for the year in which termination occurs. If such termination does involve a change in control, Mr. Buckley would be entitled to a severance payment equal to three times the sum of (i) his annual salary, (ii) the larger of his targeted annual bonus for the year of termination or the year in which the change in control occurs, and (iii) his most recent full-cycle target percentage under the Strategic Incentive Plan (SIP), plus any applicable premium determined as if the award were paid in stock. Mr. Buckley would also be entitled to receive: any annual bonus earned for the preceding year that had not yet been paid at the time of termination; a pro rata annual bonus for the year in which termination occurs unless the termination occurs in the first quarter of the year; and other benefits and perquisites for up to two years (three years in the event of a change in control). If termination occurs following a change in control, Mr. Buckley would also be entitled to a lump sum payment of accrued pension and supplemental pension benefits, calculated as if he had worked for an additional three years beyond the date of the change in control; accrued profit-sharing benefits; accrued deferred compensation contributions; and would fully vest in all outstanding stock options and restricted stock awards.

     The definition of a change in control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of the Company by any person other than an employee benefit plan of the Company; (ii) a tender offer for stock of the Company which has not been negotiated and approved by the Company's Board of Directors once (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of the Company, or (b) three business days before the offer is to terminate, unless the offer is withdrawn first, if the offeror could own 50 percent or more of the outstanding voting stock of the Company as a result of the offer; (iii) the failure of the incumbent Board of Directors to constitute a majority of the Company's Board of Directors, excluding new directors who are approved by a vote of at least 75 percent and did not join the Board following a contested election of directors;
(iv) a merger of the Company with another corporation, other than a merger in which the Company's stockholders receive at least 75 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of the Company in which no person acquires more than 25 percent of the Company's voting stock; or (v) a complete liquidation or dissolution of the Company or sale of substantially all of the Company's assets.

     The terms of the agreement require Mr. Buckley to assent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

     In connection with his being named President and Chief Operating Officer in May 2000, Mr. Buckley was required to relocate from Fond du Lac, Wisconsin, to the Lake Forest, Illinois, area. In connection with Mr. Buckley's purchase of a new home in the Lake Forest, Illinois, area, the Company loaned Mr. Buckley $800,000 during 2000, to be repaid in five annual installments commencing August 1, 2001. This loan is secured by a mortgage on Mr. Buckley's home and will be interest-free except in the event of default. Mr. Buckley timely made the 2001 payment under the loan, and is otherwise in full compliance with the terms of the loan.

     The Company's other Senior Executives are entitled to severance and change in control benefits substantially similar to those outlined above for Mr. Buckley, except that the severance payment triggered by a termination that does not follow a change in control is equal to 1.5 times base salary plus a target annual bonus as determined at the discretion of the Chief Executive Officer for the year in which termination occurs.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     According to the Company's records, all directors and executive officers of the Company timely filed all required reports in accordance with Section 16(a).

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The following is the report of the Audit and Finance Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2001.

AUDIT AND FINANCE COMMITTEE CHARTER

     The Board of Directors adopted a written charter for the Audit and Finance Committee in 2000, and amended the charter in 2002. A copy of the amended charter is attached to this proxy statement as Appendix A.

INDEPENDENCE OF AUDIT AND FINANCE COMMITTEE MEMBERS

     The Board of Directors has determined that all members of the Audit and Finance Committee are independent, in accordance with the New York Stock Exchange audit committee requirements.

REVIEW WITH MANAGEMENT

     The Audit and Finance Committee has reviewed and discussed the Company's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

     The Audit and Finance Committee has discussed with Arthur Andersen LLP (Arthur Andersen), the Company's independent auditors for the fiscal year ended December 31, 2001, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards).

     The Audit and Finance Committee has also received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with Arthur Andersen its independence from the Company. The Audit and Finance Committee has also reviewed the non-audit services provided by Arthur Andersen, as described below, and determined that the provision of those services was compatible with maintaining Arthur Andersen's independence.

CONCLUSION

     Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company's Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     Submitted by Members of the Audit and Finance Committee of the Board of Directors

                                          M. J. Callahan (Chairman)
                                          D. J. Bern
                                          P. Harf
                                          R. L. Ryan

         PROPOSAL NO. 2: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit and Finance Committee, the Board of Directors has appointed Ernst & Young LLP (Ernst & Young), independent public accountants, as auditors for the Company and its subsidiaries for fiscal year 2002. The Board of Directors recommends that the appointment of Ernst & Young as auditors for the Company and its subsidiaries be ratified. If shareholders do not ratify the appointment, the Board of Directors and the Audit and Finance Committee will reconsider their selection. Arthur Andersen served as independent auditors for the Company and its subsidiaries for fiscal year 2001. Representatives of Ernst & Young and Arthur Andersen will be invited to attend the annual meeting of shareholders and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

     On March 13, 2002, the Company terminated its engagement of Arthur Andersen as independent auditors. The decision to terminate the engagement of Arthur Andersen was recommended by the Company's Audit and Finance Committee and approved by the Board of Directors.

     Arthur Andersen's report on the financial statements of the Company for each of the years ended December 31, 2000, and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2000, and December 31, 2001, and the interim period between December 31, 2001, and March 13, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the years ended December 31, 2000, and December 31, 2001, and the interim period between December 31, 2001, and March 13, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission).

     During the years ended December 31, 2000, and December 31, 2001, and the interim period between December 31, 2001, and March 13, 2002, the Company did not consult with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements or (iii) any matter that was either the subject of a disagreement (as described above) or a reportable event.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

FEES INCURRED FOR SERVICES OF ARTHUR ANDERSEN

     For 2001, the Company incurred the following fees for services rendered by Arthur Andersen, the Company's accountant during the fiscal year ended December 31, 2001:

     Audit Fees: The Company incurred $1,023,283 in fees for audit services rendered by Arthur Andersen in connection with the audit of the Company's annual and quarterly financial statements for 2001.

     Financial Information Systems Design and Implementation Fees: The Company incurred no fees for financial information systems design and implementation services rendered by Arthur Andersen during 2001.

     All Other Fees: The Company incurred $2,103,241 in fees for all services rendered by Arthur Andersen during 2001 other than audit and financial information systems design and implementation services.

                             SHAREHOLDER PROPOSALS

     If a shareholder wants a proposal to be included in the Company's proxy statement for the 2003 annual meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received by the Company no later than November 26, 2002. The proposal must be delivered to the Company's offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811, Attention:
Secretary, and must otherwise meet the requirements of the rules of the Securities and Exchange Commission. The date after which a shareholder proposal submitted outside the processes of Rule 14a-8 is considered untimely for the 2003 annual meeting is February 9, 2003, calculated as provided in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the annual meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided. Alternatively, you may vote your proxy by telephone or via the Internet by following the instructions included with your proxy card.

                                          By order of the Board of Directors,

                                          /s/ MARSCHALL I. SMITH
                                          MARSCHALL I. SMITH
                                          Secretary

Lake Forest, Illinois
March 26, 2002

                                                                      APPENDIX A

                  BOARD OF DIRECTORS OF BRUNSWICK CORPORATION
                   CHARTER OF THE AUDIT AND FINANCE COMMITTEE

                     (AS AMENDED THROUGH FEBRUARY 5, 2002)

STATEMENT OF POLICY

     The audit and finance committee (the Committee) shall provide assistance to the board of directors (the Board) in fulfilling the Board's responsibility to oversee the Corporation's accounting, auditing and reporting practices, its system of internal controls and the quality and integrity of its financial information. In so doing, the Committee shall maintain free and open communication with the Board, the independent auditors, the internal auditors and management.

     The Committee's role is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent auditors are responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the work of the independent auditors.

MEMBERSHIP

     - The Committee shall be comprised of three or more members of the Board, one of whom shall be appointed as the chairman of the Committee.

     - The Committee shall be composed of directors who in the opinion of the full Board have no relationship to the Corporation that may interfere with their exercise of independence from management and the Corporation.

     - The Committee's members must be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee, and at least one Committee member will have accounting or related financial management expertise, as determined by the Board.

     - Vacancies in the Committee may be filled at any meeting of the Board.

RESPONSIBILITIES

     The independent auditors are ultimately accountable to the Board and the Committee. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

     The Committee shall:

     - Review the terms of engagement of the independent auditors, including the scope and timing of their audits and related fees.

     - Together with management, review the professional qualifications of personnel of the independent audit firm assigned to the Corporation's work, and review the audit firm's quality control and audit review procedures.

     - Review the independence of the independent auditors, including a review and approval of the independent auditors' non-audit services and related fees.

          - Receive from the independent auditors annually, a formal written statement delineating the relationships between the Corporation and the auditor that may be thought to bear on independence, including any hiring of the independent auditor's personnel by the Corporation.

          - Discuss with the independent auditors all disclosed relationships and their impact on the independent auditors' independence.

          - Recommend that the Board take appropriate action as applicable to satisfy itself of the independent auditors' independence.

     - Review with management, the independent auditors, and the internal auditors:

          - The Corporation's internal audit function, including its authority and audit scope;

          - Significant risks and exposures, audit activities, significant audit findings and recommendations of the independent and internal auditors; and

          - The quality and adequacy of the Corporation's internal accounting controls.

     - Meet periodically with the independent auditors and internal auditors without members of management present.

     - Receive reports from the internal audit function which shall report jointly to the chairman of the Committee and to management.

     - Review and discuss with management and the independent auditors, prior to the filing of the Corporation's Form 10-Q, the Corporation's interim financial results to be included in the Corporation's quarterly reports and the matters required to be discussed by the independent auditors with the Committee, including the quality of the Corporation's financial statements.

     - Review and discuss with management and the independent auditors the audited financial statements that are to be included in the Corporation's Annual Report on Form 10-K (or the Annual Report to shareholders if distributed prior to filing the Form 10-K) and the matters required to be discussed by the independent auditors with the Committee, including the quality of the Corporation's financial statements. Based on these discussions, the Committee shall advise the Board whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K (or the Annual Report to shareholders).

     - Review matters that include:

          - Changes in the Corporation's accounting policies and practices and significant judgments that may affect the financial results;

          - Legal, environmental, regulatory or other matters that may have a material financial or disclosure impact, and any unusual or significant commitments or contingent liabilities, together with the underlying assumptions and estimates of management; and

          - The effect of changes on accounting standards that may materially affect the Corporation's financial reporting practices.

     - Review the Corporation's annual report to stockholders and other SEC filings, as it deems appropriate.

     - Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel or others to assist it in the conduct of any investigation.

     - Annually review the Committee's charter and assess the Committee's effectiveness.

     - Periodically receive reports on the Corporation's ethics program.

     - Report to the Board on the Committee's activities following each meeting of the Committee.

     - Consider other matters in relation to the financial affairs of the Corporation and in relation to the internal auditors and independent auditors, as the Committee or the Board deems appropriate.


[BRUNSWICK LOGO]

BRUNSWICK CORPORATION
1 N. FIELD CT.
LAKE FOREST, IL 60045-4811 USA

VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site. You will be prompted to enter your 12-digit Control Number, which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions provided by the Vote Voice.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brunswick Corporation., c/o ADP, 51 Mercedes
Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      BRNSWK              KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                     DETACH AND RETURN THIS PORTION ONLY

                                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION

  THE BOARD OF DIRECTORS
  RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.   Election of Directors-Nominees
     01) Dorrit J. Bern                           FOR   WITHHOLD    FOR ALL    To withhold authority to vote, mark "For All Except"
     02) Peter Harf                               ALL     ALL       EXCEPT     and write the nominee's number on the line below.
     03) Jay W. Lorsch
     04) Bettye Martin Musham                     [ ]     [ ]        [ ]       ____________________________________________________
     05) Ralph C. Stayer
                                                                                                    FOR  AGAINST   ABSTAIN
                                                                                                    [ ]    [ ]       [ ]
2.   Ratification of Ernst & Young LLP as independent auditors

3.   In their discretion, on such other business as may properly come before the meeting

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

     If you plan on attending the annual meeting,
     please mark box to the right.                          [ ]

     Address change/comments? Please mark box
     to the right and note on reverse side of card.         [ ]


 _________________________________ __________                  _________________________________ __________
|                                 |          |                |                                 |          |
|_________________________________|__________|                |_________________________________|__________|
Signature [PLEASE SIGN WITHIN BOX]   Date                      Signature (Joint Owners)           Date





[BRUNSWICK LOGO]


                                       TWO ADDITIONAL WAYS TO VOTE

          VOTE BY INTERNET                                             VOTE BY TELEPHONE

IT'S FAST, CONVENIENT, AND YOUR VOTE                        IT'S FAST, CONVENIENT, AND YOUR VOTE IS
IS IMMEDIATELY CONFIRMED AND REGISTERED.                    IMMEDIATELY CONFIRMED AND REGISTERED.
YOU MAY ALSO GIVE YOUR CONSENT TO HAVE
ALL FUTURE PROXY STATEMENTS AND ANNUAL
REPORTS DELIVERED TO YOU ELECTRONICALLY.                    CALL TOLL-FREE ON A TOUCH-TONE PHONE IN THE
                                                                         U.S. OR CANADA
           GO TO WEB SITE                                                1-800-690-6903
          WWW.PROXYVOTE.COM

Follow these four easy steps:                               Follow these four easy steps:

-  Read the accompanying Proxy Statement and                -  Read the accompanying Proxy Statement and
   Proxy Card.                                                 Proxy Card.

-  Go to Web site WWW.PROXYVOTE.COM.                        -  Call the toll-free phone number above.

-  Enter your unique 12-digit Control Number                -  Enter your unique 12-digit Control Number
   located on your Proxy Card.                                 located on your Proxy Card.

-  Follow the simple instructions.                          -  Follow the simple instructions.


                                           VOTE 24 HOURS A DAY

                     DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE

      Registered
----------------------------------------------------------------------------------------------------------------
PROXY

                             Solicited on behalf of the Board of Directors of
                                           BRUNSWICK CORPORATION

     The undersigned hereby appoints G.W. Buckley, V.J. Reich and M.I. Smith, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 2002, or any adjournment thereof.

     This proxy also provides voting instructions for shares held by the Bank of New York, the trustee for the
Brunswick Employee Stock Ownership Plan, and Vanguard Fiduciary Trust Company, the trustee for the Brunswick
Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustees to vote, as indicated on the reverse side of this card, any shares allocated to your account in these plans. The Trustees will vote your shares as you direct. The Trustees will vote allocated shares of the Company's stock (except shares acquired with tax credit contributions) for which proxies are not received and unallocated shares in direct proportion to voting by allocated shares for which proxies are received.

     THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY
STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE VOTED, BY MAIL, INTERNET OR TELEPHONE,
IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, AUTOMATIC DATA PROCESSING, BY 9:00 A.M. EASTERN DAYLIGHT TIME ON
WEDNESDAY, MAY 1, 2002, FOR ALL REGISTERED SHARES TO BE VOTED AND BY 5 :00 P.M. EASTERN DAYLIGHT TIME ON FRIDAY,
APRIL 26, 2002, FOR THE TRUSTEES TO VOTE THE PLAN SHARES. INDIVIDUAL PROXY VOTING AND VOTING INSTRUCTIONS WILL
BE KEPT CONFIDENTIAL BY AUTOMATIC DATA PROCESSING AND WILL NOT BE PROVIDED TO THE COMPANY.



     ADDRESS CHANGES/COMMENTS:

__________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________

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